VACCINOGEN, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:      Vaccinogen, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

The undersigned, Michael L. Kranda, whose address is 5300 Westview Drive, Suite 406, Frederick, MD 21703, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Vaccinogen, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is Vaccinogen, Inc., 5300 Westview Drive, Suite 406, Frederick, Maryland 21703. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post address is 351 West Camden, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Michael G. Hanna

John Nicolis

Daniel Kane

Daniel Fitzgerald

Alan Cohen

These directors may increase or decrease the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

Section 5.2 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

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Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter (the “Charter”) or the Bylaws.

Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.5 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights. Notwithstanding the foregoing, in the event the Corporation is subject to the Maryland Control Share Acquisition Act, holders of shares of stock shall be entitled to exercise rights of an objecting stockholder under Section 3-708(a) of the Maryland General Corporation Law.

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Section 5.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

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Section 5.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.8  Removal of Directors. Subject to the rights of holders of one or more classes or series stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the votes cast on the matter.

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ARTICLE VI

STOCK

Section 6.1 Conversion of Preferred Stock. Immediately upon the acceptance of these Articles of Amendment and Restatement for record (the “Effective Time”) by the State Department of Assessments and Taxation of Maryland, (i) subject to the provisions of this Section 6.1, each share of Series AA Preferred Stock, $.0001 par value per share, of the Corporation, which was issued and outstanding immediately prior to the Effective Time shall be reclassified as and changed into 1.6507 shares of the Corporation’s Common Stock (as defined herein) (the “Series AA Conversion”); and (ii) each share of Series B Preferred Stock, $.0001 par value per share, of the Corporation, which was issued and outstanding immediately prior to the Effective Time, shall be reclassified as and changed into one share of the Corporation’s Common Stock. No fractional shares shall be issued in connection with the Series AA Conversion. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as of the Effective Time as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable in accordance with the Series AA Conversion shall be determined on the basis of the total number of shares of Series AA Preferred Stock that the holder is changing into Common Stock and the aggregate number of shares of Common Stock issuable upon such change.

Section 6.2 Authorized Shares. The Corporation has authority to issue 250,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $.0001 par value per share (“Common Stock”), and 50,000,000 shares of Preferred Stock, $.0001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $25,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.3, 6.4, or 6.5 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

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Section 6.3 Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.4 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 6.5 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

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Section 6.6 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws.

Section 6.7 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1    Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Transfer Limit is created by the Board of Directors pursuant to Section 7.5.

Excepted Holder Transfer Limit. The term “Excepted Holder Transfer Limit” with respect to a particular Excepted Holder shall mean the percentage limit established by the Board of Directors for such Excepted Holder pursuant to Section 7.5.

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Transfer Limit. The term “Transfer Limit,” with respect to any stockholder, shall mean 5%, or such other percentage determined by the Board of Directors in accordance with Section 7.6, of the aggregate of (1) the total number of shares of the Corporation’s stock held of record by such person as of the close of business on the Initial Date; and (2) the total number of shares of the Corporation’s stock issuable pursuant to warrants held by such stockholder as of the close of business on the Initial Date. For purposes of determining the number of shares or warrants held by any stockholder in calculating such stockholder’s Transfer Limit, such stockholder shall be deemed to hold all of the shares of stock and warrants held by each other person (such stockholder’s “Transferors”) who held any of such shares or warrants after the Initial Date.

Section 7.2   Transfer Restrictions. During the period from the effective time of the Articles of Amendment and Restatement first setting forth in the charter of the Corporation this Section 7.1 (the “Initial Date”), until the date that is one hundred eighty (180) days following the effectiveness of the first Form S-1 filed by the Corporation with the Securities and Exchange Commission, or such earlier date as may be determined by the Board of Directors, except as otherwise provided in Section 7.3, (a) no share of the Corporation’s stock may be transferred or disposed of by any stockholder other than an Excepted Holder without the prior written consent of the Board of Directors of the Corporation if and to the extent that such transfer or other disposition would result in the transfer or disposition, other than pursuant to Section 7.3, by such stockholder of shares of the Corporation’s stock in excess of the Transfer Limit and (b) no share of the Corporation’s stock may be transferred or disposed of by any Excepted Holder without the prior written consent of the Board of Directors of the Corporation if and to the extent that such transfer or other disposition would result in the transfer or disposition, other than pursuant to Section 7.3, by such Excepted Holder of shares of the Corporation’s stock in excess of such Excepted Holder’s Excepted Holder Transfer Limit. For purposes of this Section 7.2, a stockholder (including any Excepted Holder) shall be deemed to have transferred or disposed of all of the shares disposed of by such stockholder’s Transferors and by all of the direct and indirect transferees of such Transferors. Any purported or attempted transfer of shares of the Corporation’s stock in violation of this Section 7.2 shall be void ab initio, and the intended transferee shall acquire no right, title or interest in such shares.

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Section 7.3   Exceptions from Transfer Restrictions. The restriction on transfer set forth in Section 7.2 shall not apply to (a) dispositions by gift, will, or by the laws of descent and distribution, or otherwise to a stockholder’s parents, siblings, spouse, children, or grandchildren, (b) a trust for the benefit of a stockholder’s parents, siblings, spouse, children, or grandchildren, (c) a partnership, the general partner of which is the transferring stockholder or such stockholder’s parents, siblings, spouse, children, or grandchildren, or a corporation or limited liability company, a majority of whose outstanding equity securities is owned of record or beneficially by the transferring stockholder or by any of the foregoing or (d) any transfer or disposition of shares originally acquired from the Corporation after the Initial Date.

Section 7.4    Transfers Void. The corporation shall not record any transfer or issuance of any shares on its stock transfer books unless the transfer or issuance is in strict compliance with all provisions of the Charter, including this Section 7.4.  In the event a stockholder desires to transfer shares of the Corporation’s stock, the stockholder must furnish to the Corporation such evidence of the stockholder’s compliance with this Section 7.4 as may be reasonably required by the Board of Directors of the Corporation.   If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a transfer of the Corporation’s stock has taken place that results in a violation of Section 7.2 or that a person intends to transfer or has attempted to transfer any shares of the Corporation’s stock in violation of Section 7.2 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, without limitation, causing the Corporation to redeem the shares so transferred, refusing to give effect to such transfer on the books of the Corporation or instituting proceedings to enjoin such transfer or other event; provided, however, that any transfer or attempted transfer or other event in violation of Section 7.2 shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

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Section 7.5.   Excepted Holder Limits.

7.5.1         The Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a stockholder from the Transfer Limit and may establish or increase an Excepted Holder Transfer Limit for such stockholder. The Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception or creating any such Excepted Holder Transfer Limit.

7.5.2         The Board of Directors may only reduce an Excepted Holder Transfer Limit for an Excepted Holder: (a) with the written consent of such Excepted Holder at any time, or (b) pursuant to the terms and conditions of any agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Transfer Limit for that Excepted Holder. No Excepted Holder Transfer Limit may be reduced to a percentage that is less than the Transfer Limit.

Section 7.6    Increase or Decrease in Transfer Limit. The Board of Directors may from time to time increase or decrease the Transfer Limit; provided, however, that no decreased Transfer Limit may be less than the Transfer Limit in effect on the Initial Date.

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Section 7.7   Legend. There will be endorsed upon each stock certificate representing any shares subject to this Article VII a statement in substantially the following form:

THE SALE, TRANSFER, HYPOTHECATION, ENCUMBRANCE, OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF THE CHARTER OF THE CORPORATION.  SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, UNTIL THE DATE THAT IS 180 DAYS AFTER THE EFFECTIVENESS OF THE FIRST FORM S-1 FILED BY THE CORPORATION WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SUCH EARLIER DATE AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS, NO SHARE OF THE CORPORATION’S STOCK MAY BE TRANSFERRED OR DISPOSED OF BY ANY STOCKHOLDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF THE CORPORATION IF AND TO THE EXTENT THAT SUCH TRANSFER OR OTHER DISPOSITION WOULD RESULT IN THE TRANSFER OR DISPOSITION BY SUCH STOCKHOLDER, SUCH STOCKHOLDER’S DIRECT AND INDIRECT TRANSFERORS, AND ANY SUCH TRANSFERORS’ DIRECT AND INDIRECT TRANSFEREES, IN THE AGGREGATE, OF MORE THAN FIVE PERCENT (5%) OF THE TOTAL NUMBER OF SHARES OF THE CORPORATION’S STOCK AND THE TOTAL NUMBER OF SHARES OF THE CORPORATION’S STOCK ISSUABLE PURSUANT TO WARRANTS HELD OF RECORD BY THE STOCKHOLDER AND SUCH STOCKHOLDER’S DIRECT AND INDIRECT TRANSFERORS AS OF THE CLOSE OF BUSINESS ON THE INITIAL DATE. ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE WILL BE VOID AB INITIO. A COPY OF THE CHARTER OF THE CORPORATION, INCLUDING THE RESTRICTIONS ON TRANSFER OF THE CORPORATION’S STOCK, WILL BE FURNISHED TO EACH HOLDER OF THE CORPORATION’S STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

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ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

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SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 125,000,000, consisting of 75,000,000 shares of Common Stock, $.0001 par value per share and 50,000,000 shares of Preferred Stock, $.0001 par value per share. The aggregate par value of all shares of stock having par value was $12,500.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 250,000,000, consisting of 200,000,000 shares of Common Stock, $.0001 par value per share, and 50,000,000 shares of Preferred Stock, $.0001 par value per share. The aggregate par value of all authorized shares of stock having par value is $25,000.

NINTH: The undersigned Chairman of the Board acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- Signature Page Follows -

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Secretary on this _____ day of August, 2012.

ATTEST:	VACCINOGEN, INC.

/s/ Andrew L. Tussing	By:	/s/ Michael G. Hanna, Jr.	(SEAL)
Andrew L. Tussing, Secretary		Michael G. Hanna, Jr., Chairman
of the Board

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